Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS SECOND QUARTER

2016 RESULTS OF OPERATIONS

Bensenville, Ill. – August 9, 2016 — Rubicon Technology, Inc. (NASDAQ:RBCN), a provider of sapphire substrates and products to the LED, optical and semiconductor industries, today reported financial results for its second quarter ended June 30, 2016.

The Company reported second quarter revenue of $3.5 million, $0.8 million lower than the prior quarter revenue, primarily as a result of a temporary reduction of wafer orders. Revenue from wafer sales in the second quarter was $1.8 million as compared with $2.3 million in the prior quarter.

The Company continues to work on re-focusing its business on the optical sapphire market. Continued progress was reported on its two new technologies, LANCE large window growth and SapphirEX coating technologies (patents pending), which are expected to allow the Company to introduce new products into the optical sapphire market. The Company also continues to work with developers of other new applications for sapphire outside of the traditional LED and mobile device markets.

Bill Weissman, the Company’s CEO, said, “Given the excess capacity of sapphire serving the LED substrate and mobile device markets, we are placing more emphasis on the optical and industrial sapphire markets where we feel we have a greater competitive advantage. In addition, the Company is reviewing a variety of alternatives with a goal of providing greater value to our stockholders.”

The Company’s second quarter loss per share was $0.31 as compared with a loss per share of $0.28 in the prior quarter. The second quarter loss per share was impacted by increased proxy solicitation costs related to the contested director election, which added approximately $0.04 to the loss per share in the second quarter.

Cash used in the quarter was impacted by building a higher consignment inventory for a key wafer customer in response to higher volume orders for the third quarter. In addition timing of receivables collections and payment on the settlement of securities litigation affected cash flow. During the quarter the Company took additional actions to reduce operating costs which it anticipates will positively impact cash flow.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. The Company has a proprietary technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire windows and wafers and patterned sapphire substrates (PSS), enabling the Company to supply custom sapphire products with superior quality and precision. The Company is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” “projects,” “goal” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2016, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by the Company and its management. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the outcome of alternatives pursued by the Company to provide greater value to our shareholders, changes in the demand or the average selling prices of sapphire products, the Company’s successful development and market acceptance of new products, dependence on key customers, potential disruptions in the Company’s supply of electricity, changes in the Company’s product mix, the Company’s ability to protect its intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards and other risks and uncertainties described in the Company’s Form 10-K as amended, for the year ended December 31, 2015, Form 10-Q for the quarter ended March 31, 2016, Form 10-Q for the quarter ended June 30, 2016 and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Mardel Graffy

Chief Financial Officer

847-457-3461

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2016 (unaudited)	June 30, 2015 (unaudited)
Assets
Cash and cash equivalents	$17,067	$22,744
Restricted cash	182	196
Short-term investments	1,007	13,208
Accounts receivable, net	2,737	7,944
Inventories	21,210	22,116
Other current assets	7,481	8,044

Total current assets	49,684	74,252

Property and equipment, net	53,027	101,394
Other assets	868	1,696

Total assets	$103,579	$177,342

Liabilities and Stockholders’ Equity
Accounts payable	$3,664	$2,495
Accrued and other current liabilities	2,515	1,889

Total current liabilities	6,179	4,384

Deferred tax liability	218	672

Total liabilities	6,397	5,056

Stockholders’ equity	97,182	172,286

Total liabilities and stockholders’ equity	$103,579	$177,342

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue	$3,535	$7,106	$7,822	$16,016
Cost of goods sold	7,586	12,261	17,292	26,280

Gross loss	(4,051)	(5,155)	(9,470)	(10,264)

General and administrative expenses	2,695	2,188	4,462	4,256
Sales and marketing expenses	361	354	752	692
Research and development expenses	652	603	1,231	1,036
Loss on disposal of assets	126	22	126	22
Asset impairment charge	265	—	265	—

Total operating expenses	4,099	3,167	6,836	6,006

Loss from operations	(8,150)	(8,322)	(16,306)	(16,270)

Other (expense) income:
Interest income, expense and other, net	(233)	(207)	439	(571)

Loss before income taxes	(8,383)	(8,529)	(15,867)	(16,841)
Income tax benefit (expense)	174	(51)	325	(87)

Net loss	$(8,209)	$(8,580)	$(15,542)	$(16,928)

Net loss per common share:
Basic	$(0.31)	$(0.33)	$(0.59)	$(0.65)
Diluted	$(0.31)	$(0.33)	$(0.59)	$(0.65)

Weighted average common shares outstanding used in computing net loss per common share:
Basic	26,296,398	26,142,261	26,261,506	26,135,768
Diluted	26,296,398	26,142,261	26,261,506	26,135,768

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Cash flows from operating activities
Net loss	$(8,209)	$(8,580)	$(15,542)	$(16,928)

Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,649	3,285	3,291	6,602
Other	752	335	1,122	669
Deferred taxes	(178)	50	(337)	79
Changes in operating assets and liabilities
Accounts receivable	(800)	(391)	(999)	379
Inventories	(526)	(523)	693	124
Other assets	421	812	1,396	1,244
Accounts payable	207	(119)	330	(1,169)
Accrued expenses and other current liabilities	78	50	(947)	(88)

Net cash used in operating activities	(6,606)	(5,081)	(10,993)	(9,088)

Cash flows from investing activities
Purchases of property and equipment, net of disposal of assets	79	(108)	(470)	(342)
Purchases of investments	(18)	(829)	(18)	(1,136)
Proceeds from sale of investments	2,127	3,500	7,912	8,500

Net cash provided by investing activities	2,188	2,563	7,424	7,022

Cash flows from financing activities
Other financing activities	4	(12)	(13)	(16)

Net cash (used in) provided by financing activities	4	(12)	(13)	(16)

Net effect of currency translation	191	147	(567)	473

Net decrease in cash and cash equivalents	(4,223)	(2,383)	(4,149)	(1,609)
Cash and cash equivalents, beginning of period	21,290	25,127	21,216	24,353

Cash and cash equivalents, end of period	$17,067	$22,744	$17,067	$22,744

Rubicon Technology, Inc.

Revenue by Product Group

(in thousands)

	Three months ended June 30,	Three months ended March 31,	Three months ended June 30,
	2016	2016	2015
Core
2 Inch	$—	$2	$2,615
4 Inch	689	439	1,243
6 Inch	—	—	171

Total Core	689	441	4,029

Wafers
Polished	488	825	840
PSS	1,342	1,520	902

Total Wafers	1,830	2,345	1,742

R&D	112	97	144
Optical and other	904	1,404	1,191

	$3,535	$4,287	$7,106